Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on Schedule 13G dated October 15, 2009 with respect to the shares of Common Stock of Fushi Copperweld, Inc. and any further amendments thereto executed by each and any of the undersigned shall be filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Dated: October 15, 2009

KUHNS BROTHERS, INC.

By:	/s/ John D. Kuhns
John D. Kuhns, President

/s/ John D. Kuhns
JOHN D. KUHNS

/s/ Mary Fellows
MARY FELLOWS